                            REGISTRATION RIGHTS AND STOCK
                                RESTRICTION AGREEMENT


    This Agreement, ("Agreement") is made and entered into as of this ____ day of ______________, 1996 by and among United Wisconsin Services, Inc., a Wisconsin corporation (the "Company"), Wallace J. Hilliard and Ronald A. Weyers (individually a "Holder" and collectively the "Holders").

                                       RECITALS

    WHEREAS, the Company, Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"), American Medical Security Group, Inc., a Delaware corporation ("AMSG"), and the Holders are parties to an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement") pursuant to which, among other things, the Holders are acquiring shares of common stock, no par value, of the Company ("UWSI Common Stock") and in connection with employment agreements being entered into with American Medical Security Holdings, Inc., a Nevada corporation and wholly owned subsidiary of UWSI ("Holdings"), are acquiring options to purchase shares of UWSI Common Stock ("Options").

    WHEREAS, pursuant to the Merger Agreement, AMSG was merged into UWSI and the assets previously held by AMSG were transferred by operation of law to UWSI, and the parties hereto anticipate that UWSI will transfer substantially all of such assets to Holdings.

    WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Holders desire to obtain certain registration rights with respect to UWSI Common Stock to be received in the Merger and the Options, and UWSI desires to enter into the agreements with the Holders as set forth below.

    NOW THEREFORE, the parties agree as follows:

                                      ARTICLE I
                                 REGISTRATION RIGHTS

         Section 1.01 GENERAL. For purposes of Article I: (i) the terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement (a "registration statement") in compliance with the Securities Act of 1933, as amended (the "1933 Act"), and the declaration or ordering of effectiveness of such registration statement; and
(ii) the term "Registrable Securities" means the ______ shares of UWSI Common Stock to be received by the Holders in the Merger and any shares of UWSI common stock acquired by the Holders through the exercise of Options or any securities issued in exchange therefor in the event of a recapitalization, stock split, merger, consolidation or other combination or exchange of shares. Capitalized terms used herein and not defined shall have the meanings set forth in the Merger Agreement.

         Section 1.02 REQUEST FOR REGISTRATION. Subject to Section 1.07(a) hereof, at any time on or after the date hereof if the Company shall receive a written request (specifying that it is being made pursuant to this Section 1.02) from both Holders that the Company register at least fifty percent (50%) of the then outstanding Registrable Securities, then the Company shall use its best efforts to cause to be registered all Registrable Securities that the Holders have requested be registered. Notwithstanding the foregoing, the Company shall not be obligated to effect a registration pursuant to this Section 1.02 during the period starting with the date forty-five (45) days prior to the Company's estimated date of filing of, and ending on a date one-hundred-eighty (180) days following the effective date of, a registration statement pertaining to an underwritten public offering of UWSI Common Stock for the account of the Company. The Company shall be obligated to effect not more than two (2) registrations pursuant to this Section 1.02. Any request for registration under this Section must be for a firmly underwritten public offering in accordance with terms agreed upon between the underwriter or underwriters and the Holders to be managed by an underwriter or underwriters designated by the Holders and reasonably acceptable to the Company. Notwithstanding anything else in this Agreement to the contrary, all of the Company's obligations under this Section shall expire on the earlier of the fifth anniversary of the date hereof or the date on which the Holders own in the aggregate less than three percent of the outstanding UWSI Common Stock.
Subject to the provisions of Section 1.07(a) hereof, the Company shall be permitted to cause to be registered additional shares of UWSI Common Stock (whether previously unissued or owned by a person or entity designated by UWSI) in connection with any registration effected pursuant to this Section 1.02. If, while a registration request is pending pursuant to this Section 1.02, the Company has determined in good faith that (A) the filing of a registration statement could jeopardize or delay any contemplated material transaction other than a financing plan involving the Company or would require the disclosure of material information that the Company had a bona fide business purpose for preserving as confidential; or (B) the Company then is unable to comply with requirements of the Securities and Exchange Commission ("SEC") applicable to the requested registration (notwithstanding its best efforts to so comply), the Company shall not be required to effect a registration pursuant to this Section
1.02 until the earlier of (1) the date upon which such contemplated transaction is completed or abandoned or such material information is otherwise disclosed to the public or ceases to be material or the Company is able to so comply with applicable SEC requirements, as the case may be, and (2) 45 days after the Company makes such good-faith determination.

         Section 1.03 COMPANY REGISTRATION. Subject to Section 1.07(b) hereof, if at any time the Company determines to register any UWSI Common Stock under the 1933 Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration of any of the Registrable Securities, the Company shall promptly give the Holders written notice of such determination. Upon the written request of any Holder received by the Company within thirty (30) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered all of the Registrable Securities that the Holders have requested be registered together with the registration of the UWSI Common Stock otherwise being registered by the Company. Notwithstanding anything else in this Agreement to the contrary, all of the Company's obligations under this Section shall expire on the earlier of the fifth anniversary of the date hereof or the date on which the Holders own in the aggregate less than three percent of the outstanding UWSI Common Stock. The Company shall be obligated to include Registerable Securities in not more than two (2) registrations pursuant to this Section 1.03. The Company may, for any reason or for no reason, elect to either not file or withdraw the filing of any registration statement relating to a registration described in this Section 1.03 at any time prior to the effectiveness thereof and in such case the request by the Holders to be included in such registration will not be deemed to have been the exercise of one registration right under this Section 1.03.

         Section 1.04 OBLIGATIONS OF THE COMPANY. Whenever the Company shall be required under Sections 1.02 or 1.03 hereof to use its best efforts to effect the registration of any Registrable Securities, the Company shall:

         (a) as expeditiously as reasonable possible, prepare and file with the Securities and Exchange Commission ("SEC," which term includes any successor agency) a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become and remain effective under the 1933 Act, except that the Company shall in no event be obligated to cause any such registration to remain effective for more than three months;

         (b) as expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;
         (c) as expeditiously as reasonably possible, furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

         (d) as expeditiously as reasonably possible, use its reasonable efforts to register and qualify the securities covered by such registration statement under such securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate or requested by the Holders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

         (e) advise each Holder, promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose, and (ii) any similar action by any regulatory agency of competent jurisdiction under the securities or Blue Sky laws of any jurisdiction, and in any such case promptly use its reasonable best efforts to prevent the issuance of any stop order or the taking of any such similar action or to obtain its withdrawal if such stop order should be issued or any such similar action shall be taken; and

         (f) furnish to each Holder of Registrable Securities covered by such registration statement copies of all documents proposed to be filed with respect to any amendment or supplement to such registration statement or prospectus at a reasonable time prior to such filing.

         Section 1.05 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article I that the Holders shall furnish to the Company such information regarding them, the Registrable Securities held by them, and the intended method of disposition of such securities and such other matters as may be required by the 1933 Act and other applicable law and regulation as the Company shall request and as shall be required in connection with the action to be taken by the Company.

         Section 1.06 EXPENSES OF REGISTRATION. In connection with a registration pursuant to Section 1.02, all underwriter's discounts and commissions, all registration and qualification fees, printers' and any extraordinary accounting fees, required as a result of the Holders' registration, shall be borne by the Holders and, all such expenses incurred in connection with a registration pursuant to Section 1.03 shall be borne by the Company, the Holders and any other sellers pro rata in relation to the number of shares of UWSI Common Stock being registered by each such party. For any registrations pursuant to Sections 1.02 or Section 1.03, all parties shall pay all of their own respective attorneys' fees.

         Section 1.07  UNDERWRITING REQUIREMENTS.

         (a)  In connection with any registration requested by Holders under
Section 1.02, the Company shall not be required under Section 1.02 to register any Registrable Securities of any Holder unless such Holder accepts the terms of the underwriting required by Section 1.02, and then only in such quantity as will not, in the written opinion of the managing underwriters, exceed the maximum number of shares that can be marketed at a price reasonably related to the then current market price for such shares, or otherwise materially and adversely affect such offering or the trading market for such shares (the "Maximum Feasible Quantity"). All securities sold to cover any over-allotment shall be apportioned among the Holders and the Company in proportion to the total number of shares being sold by each, provided, however, that any such over-allotment shall first be allocated to the Holders to the extent any of the Registrable Securities of the Holders were not included in such registration because the total number of Registrable Securities requested to be registered by the Holders exceeded the Maximum Feasible Quantity for such registration, and shall thereafter be allocated to the Company to the extent that the shares requested to be registered by the Company were not included in such registration because such shares, when added to the shares being registered by the Holders, exceeded the Maximum Feasible Quantity for such registration.

         (b) In connection with any registration in which Registerable Securities are included pursuant to Section 1.03 hereof, the Company shall not be required to include any of the Holders' Registrable Securities in such registration unless the Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, when added to the shares otherwise being registered by the Company, in the written opinion of the managing underwriters, exceed the Maximum Feasible Quantity for such registration. All securities sold to cover any over-allotment shall be apportioned among the Holders and the Company in proportion to the total number of shares being sold by each; provided, however, that any such over-allotment shall first be allocated to the Company to the extent any of the securities of the Company were not included in such registration because the total number of Registrable Securities included in such registration by the Holders, when added to the shares otherwise being registered by the Company, exceeded the Maximum Feasible Quantity for such registration, and shall thereafter be allocated to the Holders to the extent that the Registrable Securities requested to be registered by the Holders were not included in such registration because such shares when added to the shares being requested by the Company, included the Maximum Feasible Quantity for such registration.

                                      ARTICLE II
                                      STANDSTILL

         Section 2.01   PURCHASES OF VOTING SECURITIES.    Hilliard and Weyers
each agrees that, for a period of ten years from the date of this Agreement, without the prior written consent of the Company, he will not acquire, offer or propose to acquire, directly or indirectly, by purchase or otherwise, any securities of the Company, other than pursuant to the Options, with the power to vote with respect to the election of directors generally ("Voting Securities"), or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities, if any such acquisitions would require any regulatory approval, application or notification other than as required by the 1934 Act.

         Section 2.02. OTHER STANDSTILL PROVISIONS. Hilliard and Weyers each agrees that for a period of three years from the date of this Agreement, without the prior written consent of the Company, he will not:

         (a) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the 1934 Act) to vote any Voting Securities, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal;

         (b) make any proposal, whether written or oral, to the Board of Directors of the Company, or to any director or officer of the Company, or otherwise make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction with the Company;

         (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of the Company or otherwise act, alone or in concert with others, to seek to exercise any control or influence over the management, Board of Directors or policies of the Company other than pursuant to his employment with the Company or any of its subsidiaries.

    Section 2.03. NO PUBLIC REQUESTS. Hilliard and Weyers each agrees that he will not make a public request to the Company (or its directors, officers, shareholders, employees or agents) to amend or waive any provisions of this
Article III, including without limitation any public request to permit him or any other person to take any other action referred to in Sections 3.01 and 3.02 hereof.

                                     ARTICLE III
                                   VOTING AGREEMENT


         Hilliard and Weyers each agree for a period of ten years from the date hereof, to vote all shares of UWSI Common Stock owned or held by them respectively, (or over which they have or share voting power) in accordance with BCBSUW directions on any matters relating to or affecting the Blue Cross Blue Shield

Association market conditions or rules and regulations, as may be determined in good faith by the BCBSUW Board of Directors.


                                      ARTICLE IV
                                  GENERAL PROVISIONS

         Section 4.01 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally; (ii) the second business day after being deposited in the United States mail registered or certified (return receipt requested); (iii) the first business day after being deposited with Federal Express or any other recognized national overnight courier service or (iv) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  If to the Company:

                   United Wisconsin Services, Inc.
                   401 West Michigan Street
                   Milwaukee, WI  53203

                   Attention: Thomas R. Hefty, President

                   With a copy to:

                   Michael Best & Friedrich
                   100 East Wisconsin Avenue
                   Milwaukee, Wisconsin  53202

                   Attention: Geoffrey R. Morgan, Esq.

    (b)  If to the Holders:

                   Wallace J. Hilliard
                   4443 Indian Trails
                   Green Bay, WI  54313

                   Ronald A. Weyers
                   2643 Good Sheperd Lane
                   Green Bay, WI  54313

                   With a copy to:

                   Godfrey & Kahn, S.C.
                   333 Main Street, Suite 600
                   Green Bay, WI  54307-3067

                   Attention:  Benjamin W. Laird, Esq.

                   Godfrey & Kahn, S.C.
                   780 North Water Street
                   Milwaukee, WI  53202

                   Attention:  Randall J. Erickson, Esq.

         Section 4.02 MISCELLANEOUS. This Agreement (including the exhibits, documents and instruments referred to herein or therein):

         (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

         (b) is not intended to confer upon any person which is not a party hereto any rights or remedies hereunder;

         (c)  shall not be assigned by operation of law or otherwise; and

         (d) may be executed in two or more counterparts which together shall constitute a single agreement.

         Section 4.03 WAIVER: REMEDIES. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

         Section 4.04 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         Section 4.05 GOVERNING LAW. This Agreement shall be construed in accordance with the law of the State of Wisconsin (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such State.

                             United Wisconsin Services, Inc.


                             By:__________________________________


                             _____________________________________
                             Wallace J. Hilliard

                             _____________________________________
                             Ronald A. Weyers